                                                                 EXHIBIT 10(r)



                         AGREEMENT OF SALE AND PURCHASE


                                    BETWEEN


                      THOSE ENTITIES LISTED ON EXHIBIT "A"
                    ATTACHED HERETO AND MADE A PART HEREOF,
                                   AS SELLER,


                                      AND


                         MALAN REALTY INVESTORS, INC.,
                                  AS PURCHASER





                    DATED:  _______________________, 1998

                               TABLE OF CONTENTS




1.       Agreement of Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
2.       Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
3.       Elimination of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
4.       Mortgagee Consents [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . . . . . . . .    4
5.       Method of Consummation of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
6.       Condition of Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
7.       Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
8.       Place and Time of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
9.       Right of Entry/Condition Precedent to Purchaser's Obligation to Close  . . . . . . .    7
10.      Documents to be Delivered at Closing . . . . . . . . . . . . . . . . . . . . . . . .    9
11.      Decatur, Illinois  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
12.      Representations of Seller and Purchaser  . . . . . . . . . . . . . . . . . . . . . .   12
13.      Taxes, Prorated Items and Closing Costs  . . . . . . . . . . . . . . . . . . . . . .   15
14.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
15.      Brokerage Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
16.      Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
17.      Operation of Operating Properties  . . . . . . . . . . . . . . . . . . . . . . . . .   19
18.      Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
19.      Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
20.      Survival of Representations and Warranties of Seller . . . . . . . . . . . . . . . .   21
21.      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
22.      No Recording of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
23.      Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
24.      Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
25.      Use of Words . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
26.      Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
27.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
28.      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
29.      Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
30.      No Presumption Regarding Drafting  . . . . . . . . . . . . . . . . . . . . . . . . .   25
31.      Binding Effect and Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
32.      Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
33.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
34.      Separation of Individual Properties  . . . . . . . . . . . . . . . . . . . . . . . .   25
34.      1031 Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26





                                      (i)

                              SCHEDULE OF EXHIBITS


EXHIBIT "A":     Entities Comprising Seller and Properties

EXHIBIT "B":     Leases (defined on Page 2)

EXHIBIT "C":     Violations and Condemnations (defined on Page 2)

EXHIBIT "D":     Service Contracts (defined on Page 2)

EXHIBIT "E":     Purchase Price for Each Property (defined on Page 3)

EXHIBIT "F":     Designated Tenants (defined on Page 9)

EXHIBIT "G":     Form of Estoppel Letter for Tenants (defined on Page 9)





                                      (ii)

                         AGREEMENT OF SALE AND PURCHASE


         THIS AGREEMENT OF SALE AND PURCHASE (this "Agreement"), is made and entered into as of the _______ day of _____________________, 1998, by and
between those entities listed on Exhibit "A", attached hereto and made a part hereof, each of which entities has an office address in care of Sandor Development Company, at 2220 N. Meridian Street, Indianapolis, IN 46208 (which entities are hereinafter collectively referred to as "Seller"), and MALAN REALTY INVESTORS, INC., a Michigan corporation, having an office at 30200 Telegraph Road, Suite 105, Birmingham, MI 48025-4503 (the "Purchaser"), based upon the following underlying recitals:

                                  WITNESSETH:

         A. Seller is the owner in fee simple of thirteen (13) improved properties of B shop retail tenants, none of which include any property occupied by Wal-Mart (hereinafter referred to collectively as the "Properties" and individually as a "Property"), together with all buildings and other improvements as may exist thereon and all easements, rights and privileges, if any, appurtenant to such Properties (which Properties and the particular owner thereof are listed on Exhibit "A", attached hereto and made a part hereof).

                 The Properties shall also include any right, title and interest of Seller in and to: (i) any land lying in the bed of any street, road or avenue opened or proposed, in front of or adjoining each of the Properties, to the center line thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to any of the Properties by reason of change of grade of any street; and Seller will execute and deliver to the Purchaser at the Closing, or thereafter, on demand, all proper instruments for the conveyance of such title and the assignment and collection of any such award; (ii) trade names (excluding the name "Sandor Development Company"), permits, licenses and utility agreements appurtenant to any of the Properties, if any; (iii) fixtures, equipment and other personal property attached to and appurtenant to any of the Properties and not owned by the Tenants (hereinafter defined), if any; and (iv) the Leases (hereinafter defined) and security deposits held thereunder.

         B. The Properties are subject, among other things, to certain leases and occupancy agreements (which leases are sometimes hereinafter referred to collectively as the "Leases" and individually as a "Lease") currently in effect, which Leases are identified on Exhibit "B", attached hereto and made a part hereof.

         C. To the extent that Seller has received written notice of any violations of applicable laws affecting any of the Properties (hereinafter referred to collectively as the "Violations") or written notice of proposed condemnations or takings under the power of eminent domain (hereinafter referred to collectively as the "Condemnations"), such Violations and Condemnations are identified on Exhibit "C", attached hereto and made a part hereof.

         D. The Seller (or its managing agent) is party to certain existing service and/or maintenance contracts which (i) are not cancelable upon thirty (30) days notice or less; and (ii) are for an annual amount in excess of Two Thousand Five Hundred Dollars ($2,500.00) (hereinafter referred to collectively as the "Service Contracts") affecting certain of the Properties, which Service Contracts are generally identified on Exhibit "D", attached hereto and made a part hereof.

         E. Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller all the Properties upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

         1.      AGREEMENT OF SALE AND PURCHASE.

                 Subject to the terms and conditions hereof, and in reliance upon the representations and warranties of the parties hereto contained herein, Seller will sell to Purchaser, and Purchaser will purchase from Seller, Seller's entire interest in the Properties.

         2.      PURCHASE PRICE.

                 The total purchase price (the "Purchase Price") for the Properties is Thirty Three Million Seven Hundred Thousand and 00/100ths Dollars ($33,700,000.00), which is allocated among the Properties in the manner set forth on Exhibit "E", attached hereto and made part hereof.

         3.      ELIMINATION OF PROPERTIES.

                 If, for any reason, Seller is unable, with respect to any Property, to: (a) obtain any required Designated Tenant Estoppel Letter, (as hereinafter defined); (b) correct any material warranty or representation or correct, to Purchaser's reasonable satisfaction, the condition of any Property where hazardous materials exists; or (c) correct any defect in the condition of title or the survey with respect to any Property, as hereinafter provided in Paragraphs 6 and 7 hereof, respectively, so affected, upon written notice from Purchaser to Seller, said property so affected shall be eliminated from this Agreement without any further liability or obligation with respect thereto, subject to Paragraph 34 below. However, in the event that any one of the Properties located at (i) Decatur, Illinois; (ii) Decatur, Indiana; (iii) Jacksonville, Illinois; (iv) Mansfield, Ohio; or (v) Owosso, Michigan are eliminated from this Agreement by Purchaser as aforesaid, Purchaser shall have the right to: (i) cancel and terminate this Agreement upon written notice to Seller, in which event neither party hereto shall have any further liability or obligation hereunder; or (ii) waive the necessity of any such material with respect to any or all of such Properties and elect to proceed to close this transaction and purchase any or all of such Properties so affected, at Purchaser's sole option.

In the event Purchaser cancels and terminates this Agreement pursuant to the foregoing, Purchaser shall be entitled to the immediate return of its Deposit hereunder, and neither Seller nor Purchaser shall have any further rights against the other hereunder.

         4.      MORTGAGEE CONSENTS.

                 [INTENTIONALLY OMITTED.]

         5.      METHOD OF CONSUMMATION OF SALE.

                 At the closing of this transaction, Purchaser shall pay to Seller the Purchase Price set forth on the attached Exhibit "E" for the respective Properties being sold to Purchaser, as adjusted by any closing adjustments provided for herein, and each party comprising Seller shall convey, by Warranty Deed, to Purchaser the respective Properties, free and clear of all claims, monetary liens, and/or charges, subject to such matters as are set forth herein.

         6.      CONDITION OF TITLE.

                 As evidence of title to each Property, Seller shall obtain, at Seller's expense, within thirty (30) days after the date hereof, a complete commitment for a policy of title insurance (including copies of all documents referred to thereon) (hereinafter referred to collectively as the "Title Insurance Commitments" and individually as a "Title Insurance Commitment") issued by Chicago Title Insurance Company (hereinafter referred to as the "Title Company") covering each Property in an amount not less than the Purchase Price allocable to such Property, as set forth on Exhibit "E". The Title Insurance Commitments shall guarantee title in the condition required herein. Purchaser shall obtain the issuance of the final Policy of Title Insurance pursuant to the Title Insurance Commitments (with the so-called "Standard Exceptions" deleted therefrom) at the closing and, if this transaction closes, Seller shall be responsible for all charges relating to the Title Insurance Commitments and the final Policies of Title Insurance issued pursuant thereto, excepting only that Purchaser shall be responsible for the premium charged by the Title Company for any endorsements requested by Purchaser.

                 If objection to the title to any Property is made by Purchaser for the reason that the title is not in the condition required hereunder, Seller shall have thirty (30) days from the date of written notification from Purchaser of the particular defects claimed within which to cure such defects. If Seller is unable to cure such defects within such period, Purchaser shall have the option to: (a) waive the defects and proceed with the acquisition of the affected Property in accordance with the terms hereof; or (b) cancel and terminate this Agreement by written notice thereof as it applies to such affected Property pursuant to the provisions of Paragraph 3 hereof, subject to Paragraph 34 below. In the event of a cancellation and termination by Purchaser pursuant to the foregoing, neither party shall have any further liability or obligation hereunder as it relates to such affected Property.
In the event, however, that any of such defects are represented by liens or encumbrances of an ascertainable amount, and Seller and Purchaser elect to proceed to closing with regard to said Property. Purchaser shall deduct the amount of such defect in title from the purchase price allocable to the affected Property. In the event Seller cures such defect within the above time period, Purchaser agrees to complete the transaction contemplated hereunder, subject, however, to any and all other conditions herein contained.

         7.      SURVEY.

                 The exact legal description of each Property, including the location of all buildings and other improvements, easements, rights-of-way, flood plain areas, wetlands, restrictions, utility lines and other encroachments, and other encumbrances on or against the Property, shall be determined by a survey (the "Survey") prepared at the direction and expense of Purchaser by a registered land surveyor or civil engineer, which Survey shall be certified to Purchaser, Seller and the Title Company, and obtained by Purchaser as soon as possible after the date hereof, but in any event prior to the closing, as hereinafter defined. It is understood that Seller shall furnish to Purchaser, promptly after completion of execution hereof, copies of any existing Surveys previously obtained by Seller.

                 The Survey shall also certify the total number of acres contained in each Property. In the event a Survey for any such Property shall disclose a material condition unacceptable to Purchaser, Purchaser shall have the right to exclude the affected Property pursuant to the provisions of Paragraph 3 hereof on written notice to Seller, subject to Paragraph 34 below.

                 Notwithstanding anything to the contrary contained herein, in the event Purchaser has not received a survey for each Property prior to the last day of the Inspection Period (as hereinafter defined) and the applicable survey thereafter received discloses a condition which adversely affects Seller's ability to convey title in the condition called for in this Agreement, then Seller shall be obligated to correct such objection prior to Closing. In the event Seller is unable to cure such defect within the thirty (30) day period after Purchaser notifies Seller in writing of the particular defect claimed, then Purchaser shall have the option to: (a) waive said defect and proceed with the acquisition of the affected Property in accordance with the terms hereof; or (b) cancel and terminate this Agreement by written notice thereof as it applies to such affected Property pursuant to the provisions of Paragraph 3 hereof, subject to the provisions of Paragraph 34 below.

         8.      PLACE AND TIME OF CLOSING.

                 The closing of the transactions contemplated by this Agreement shall take place at the offices of Chicago Title Insurance Company, 101 West Ohio St., Suite 300, Indianapolis, IN 46207.

                 The closing shall take place at a time and on a date designated by Purchaser, but in any event, not earlier than ten (10) days after the date on which Seller has advised Purchaser, in writing, that all of the mortgagee's consents referred to in Paragraph 4 above have been obtained. In the event the closing has not taken place by May 29, 1998, then this Agreement shall terminate, and, if the failure results from Seller failing to comply with its pre-closing obligations contained herein, Purchaser shall be entitled to the immediate return of its Deposit. In such event, neither party shall be further obligated hereunder.

                 If Seller has complied with all of its pre-closing obligations and the closing has not taken place because of failure by Purchaser to complete its obligations hereunder, the Title Company shall disburse the Deposit (as hereinafter defined) to Seller as liquidated damages in full termination of any further obligation of Purchaser hereunder.

                 The closing shall take place in escrow with the Title Company as the escrow agent. Seller shall deposit all of its closing documents, as set forth in Paragraph 10 hereof, in escrow with the Title Company. At such time as the Title Company is prepared to insure Purchaser's interest in each of the Properties to be transferred at the conclusion of such closing in the condition required herein, Purchaser will immediately deposit with the Title Company, as escrow agent, all funds necessary to consummate its acquisition of the Properties and execute and deliver all of its closing documents as set forth in Paragraph 10 hereof.

         9.      RIGHT OF ENTRY/CONDITION PRECEDENT TO PURCHASER'S OBLIGATION
                 TO CLOSE.

                 Subject to the inspection provisions set forth in the Leases, Purchaser and its agents and/or representatives shall have the right to enter upon the Properties and the buildings located thereon at all reasonable times for the purposes of inspecting the same, examining all books and records of the business conducted thereon and making such soil tests, surveys, environmental studies or tests, feasibility studies, architectural and engineering studies, and such other tests and investigations as Purchaser may desire for the period beginning on the date hereof and continuing until May 8, 1998 (the "Inspection Period"). In connection with such activities, Purchaser shall exercise due care to see that existing occupants are not inconvenienced. All such tests shall be at Purchaser's sole expense, and Purchaser shall restore the Property to substantially the same condition as existed before such tests occurred, including, without limitation, the repair of any damage caused as a result of the performance of any such tests. Seller hereby agrees to cooperate with Purchaser in connection with the foregoing, and to make available to Purchaser any surveys, plans, contracts, agreements, permits, certificates, licenses, and other documents, information and data in Seller's possession relative to the Properties and the operation thereof. In addition, within ten (10) days after the date hereof, Seller shall deliver to Purchaser true, correct, and complete copies of the Contracts and all documents with the holders of the Mortgages referred to in Paragraph 4 above. On or before the last day of the Inspection Period, Purchaser shall notify Seller in writing of its election to proceed with the consummation of this transaction. In the event Purchaser elects to proceed and so advises Seller, the parties shall proceed to closing. If the Purchaser elects not to proceed or fails to make any election prior to the last day of the Inspection Period, then this Agreement shall thereupon terminate and, except for Purchaser's liability under this Paragraph 9A, the parties shall be released from any further liability hereunder, except that the Deposit shall be returned to the Purchaser by the Title Company.

         Notwithstanding anything contained herein to the contrary (a) prior to entering upon any Property and at all times prior to the expiration of this Agreement, Purchaser shall maintain with respect to each such entry public liability insurance in an amount not less than $1,000,000.00 with Seller named as an additional insured, (b) Purchaser agrees to indemnify, defend and hold Seller harmless for all liability, claims, damages, and/or expenses (including, without limitation, reasonable attorneys' fees) incurred by Seller as a result of Purchaser's exercise of the inspection rights granted under this Paragraph, and (c) Purchaser shall receive Seller's prior approval before conducting any such physical tests or studies upon the Property, which approval shall not be withheld so long as the proposed tests and/or studies will be conducted so as not to interfere with Seller's use of the Properties or the rights of any tenants. Purchaser's obligation under this Paragraph shall survive the expiration or termination of this Agreement or the closing or sale of the Property to Purchaser.

         10.     DOCUMENTS TO BE DELIVERED AT CLOSING.

                 At the closing, the following documents will be executed and delivered:

                 (a) A Warranty Deed, from Seller to Buyer, covering each Property, in recordable form;

                 (b) A Bill of Sale, from Seller to Purchaser transferring all right, title and interest in and to any of the personal property owned by Seller and located at each Property;

                 (c) An assignment and assumption of all Leases in form and substance acceptable to both parties;

                 (d) With respect to: (i) fifty percent (50%) of the square footage of the tenants (the "Tenants") at the Properties; and
         (ii) those tenants (the "Designated Tenants") under Leases at the Properties set forth on Exhibit "F", attached hereto and made a part hereof, Seller shall deliver to Purchaser an estoppel letter (the "Estoppel Letter") substantially in the form of Exhibit "G", attached hereto and made a part hereof, completed and executed by each Tenant in a manner appropriate for such Tenant;

                 (e) The mortgage letters referred to in Paragraph 4 above;

                 (f) An Assignment and Assumption of Contracts in a form acceptable to both parties;

                 (g)      Originals or certified copies of all (i) the Leases,
         (ii) Contracts, (iii) documents relating to the Mortgages referred to in Paragraph 4 above, (iv) all lease files, keys, transferable warranties and guaranties, building plans, blue prints, surveys, drawings, and other information or material relating to the Properties in Seller's possession and (v) books and records regarding the income, expenses, assets, and liabilities of the Properties for the years 1996 and 1997;

                 (h)      A Closing Statement for the sale of each Property;

                 (i) Letters signed by Seller addressed to all parties to the Leases advising such parties of the sale of the Properties and directing such parties to make all future payment thereunder to Purchaser;

                 (j) An updated Rent Roll of the Properties, certified by Seller to be true, correct and complete in all material respects as of the day prior to Closing;

                 (k) The title insurance policy described in paragraph 6 above; and

                 (l) A non-foreign affidavit pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

                 Each party agrees to execute and deliver all additional documents which may be reasonably requested by the other party in order to effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby (i.e., such documents as may be reasonably required by the Title Company to clear defects in title or to amend certificates of partnership or LLC of any party comprising Seller); provided, however, that the foregoing shall not be construed or deemed to expand the obligations of any party hereunder or remove any limitations on the obligations of any party hereunder.

                 In addition to the foregoing, prior to Closing, Seller shall use its best efforts to obtain an estoppel letter from each party to any reciprocal easement or similar type agreement affecting any Property stating that there is no default thereunder and no money owed by Seller to any other party to any such agreement.

         11.     DECATUR, ILLINOIS.

                 Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that Seller is currently in the process of redeveloping the Property located in Decatur, Illinois. In order to accommodate the expansion of the adjacent WalMart store, Purchaser is demolishing existing buildings containing approximately 24,935 square feet of existing space and is constructing approximately 29,000 square feet of new building area. Accordingly, the parties have agreed that the closing with respect to such Property shall occur on November 30, 1998, unless Purchaser elects to accelerate such closing by notice in writing to Seller.

                 Prior to the consummation of the sale of such Property, Seller shall furnish to Purchaser: (i) a certificate of substantial completion with respect to such buildings from Seller's architect; (ii) sworn statements and waivers of lien showing that all construction of the new buildings has been fully paid for; (iii) certificates of occupancy from the City of Decatur, Illinois acknowledging that the buildings are approved for occupancy by tenants; and (iv) estoppel certificates from tenants in possession of space in such buildings consistent with the parameters set forth in Paragraph 10(d) above. The purchase price allocated to such Property on Exhibit "E" shall be increased by an amount which is the quotient, the numerator of which is the increase in the net operating income for the expansion space over the current net operating income for the current space and the denominator of which is ten percent (10%). In determining net operating income for the purpose of the foregoing computation, the existing net operating income shall be deemed to be $423,185.00 and the net operating income for the new buildings shall be deemed to be fixed minimum rents, less unrecoverable expenses (which shall include a three percent (3%) management fee and a twelve cent (12 cents) per square foot structural reserve). In any event, if the center is not 100% leased at closing of the Decatur, IL property, Seller shall enter into a Master Lease of the vacant space guaranteeing the rental allocable to that space at a rental rate of $13.00 per square foot, triple net for a period of one (1) year subsequent to said closing.

                 In connection with such reconstruction, it is understood and agreed that Seller may attempt to negotiate a buyout of the existing lease with Jo-Ann Fabrics so that the new space may be re-leased at market rates. In the event Seller is successful in negotiating such buyout, Purchaser agrees to credit to Seller at closing of this Property one-half (1/2) of the amount of such buyout, which credit shall not exceed the sum of Thirty-Seven Thousand Five Hundred and 00/100ths Dollars ($37,500.00). In the event of such buyout, for purposes of the foregoing Master Lease, the new Jo-Ann Fabrics space shall be deemed occupied with an assumed fully net rental of $6.74 per square foot.

         12.     REPRESENTATIONS OF SELLER AND PURCHASER.

                 (a) Each party comprising Seller severally represents, warrants and covenants to Purchaser as to the respective property it owns as follows:

                          (i) Provided the consents and approvals referred to in Paragraph 4 of this Agreement are duly obtained, neither the execution and delivery of this Agreement by each such Seller, nor the consummation of the transaction contemplated hereby, nor the compliance by each such Seller with any of the provisions hereof will: (A) violate, conflict with or result in a breach of any provisions of any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any such Seller is a party; or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller;

                          (ii) Except as set forth in this Agreement, no consent or approval by, notice to, or registration with, any person, entity, regulatory body, administrative agency or other governmental authority is required on the part of any party comprising the Seller in connection with the execution and delivery of this Agreement by any such Seller or the consummation by any such Seller of the transactions contemplated hereby;

                          (iii) This Agreement is and all other documents reflecting the transactions contemplated herein to which any such Seller is a party (when executed) shall be legal, valid and binding obligations of such Seller, enforceable by Purchaser against such Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforceability of creditors' rights generally; and

                          (iv) No representation or warranty made by any such Seller in this Agreement or in any written statement or certificate furnished by any such Seller to Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not false or misleading.

                 (b) Each party comprising Seller also represents to Purchaser as follows:

                          (i) All of the material submitted to Purchaser with respect to the Properties and all of the books and records of each party comprising Seller to which Purchaser has been given access are materially true and correct;

                          (ii) To the extent known to Seller and not known to Purchaser, no party comprising Seller is a party to service and/or maintenance contracts other than the Service Contracts, all of which other contracts: (i) are cancelable upon not more than thirty (30) days notice or are for an amount less than Two Thousand Five Hundred Dollars ($2,500.00) annually; and
                                  (ii) were entered into in accordance with the past business practice and standards of each such party composing Seller;

                          (iii) As of the date of this Agreement, all payments due under all Mortgages covering the Properties (the "Properties") have been made by each party comprising Seller, and each party comprising Seller will continue to make all payments due under the Mortgages prior to the date of closing;

                          (iv) As of the date of this Agreement, to the knowledge of each such party comprising Seller, there is no material default by any party comprising Seller under any of the Mortgages;

                          (v) To the knowledge of Seller, there are no leasing commissions due or owing in connection with any of the existing Leases;

                          (vi) There are no liens or encumbrances on any interest of any party comprising Seller in any of the Leases, except for the Mortgages and the rights of the holders thereof;

                          (vii)   To the knowledge of Seller, no party
                                  comprising Seller has received from any of the tenants under the Leases any notice of default under the Leases;

                          (viii) No party comprising Seller has entered into any agreement, oral or written, or is subject to any judgment, order, writ, injunction, decree, statute, rule, or regulation which would limit or restrict its right to enter into this Agreement and fulfill its obligations hereunder;

                          (ix) From and after the date hereof, no party comprising Seller will sell, convey, burden, or further encumber any Property in any manner whatsoever (whether by mortgage, monetary lien, easement [except as disclosed on Exhibit "C"], restriction, or otherwise) other than in the ordinary course of business including, but not limited to new Leases, and Pylon Sign Agreements;

                          (x) This Agreement and all instruments executed or to be executed in connection herewith are, or when executed will be, legal, valid, and binding instruments enforceable against each party comprising Seller in accordance with their respective terms and conditions;

                          (xi) Except as disclosed on Exhibit "C", to the knowledge of Seller, there are no threatened or pending material special assessment, material condemnation, zoning, or any other proceedings or litigation with respect to any Property, and no party comprising Seller has been advised, in writing, that any governmental authority has determined or threatened to determine that there are any material violations or any statutes, ordinances, or regulations relating to any Property, and to the best of the knowledge of any party comprising Seller, there are no said violations;

                          (xii) To the knowledge of Seller, there are no pollutants, contaminants, toxic wastes, hazardous substances, or other such environmental hazards at, on, or under any Property or any parcel of land adjacent to any Property, and no threatened or pending proceedings involving any of the foregoing;

                          (xiii) To the best of the actual knowledge of each party comprising Seller, no party comprising Seller maintains or contributes to, nor has it ever maintained, contributed to or been required to contribute to, any (i) "employee pension benefit plan" as defined in
                                  Section 3(2) of the Employee Retirement
                                  Income Security Act of 1974, as amended
                                  ("ERISA"), (ii) "employee welfare benefit plan" as defined in Section 3(1) of ERISA, or
                                  (iii) "Multiemployer plan" (as defined in Section 3(37)(A) or (D) of ERISA);

                          (xiv) To the best of Seller's knowledge, each party comprising Seller (A) has duly prepared and filed all tax reports and returns required to be filed by it including, without limitation, all Federal, state and local tax reports and returns, and (B) has paid all assessments shown to be due from each such party on such reports and returns;

                          (xv) To the best of Seller's knowledge, there are no tax liens upon any properties or assets of any party comprising Seller; all information contained in all income tax returns of each party comprising Seller for all years, to and including, the fiscal year ended December 31, 1997 is true and correct in all material respects; and

                          (xvi) Each party comprising Seller does not currently have, and since its organization, has never had, any employees.

                          Notwithstanding any other provision hereof to the
contrary, no party comprising Seller shall be considered to be in breach of any representation or warranty of a party comprising Seller if: (i) the matter giving rise to such breach is known by Purchaser on the date hereof; or (ii) if such matter is not known to Purchaser on the date hereof, it becomes known to Purchaser prior to the closing and Purchaser does not exercise its right to terminate this Agreement with respect to such affected Property or Properties.

                 (c) Purchaser hereby represents to Seller that this Agreement and all instruments executed or to be executed in connection herewith are, or will be legal, valid and binding instruments enforceable against Purchaser in accordance with their respective terms and conditions.

         13.     TAXES, PRORATED ITEMS AND CLOSING COSTS.

                  (a) For purposes of the prorations and adjustments described in this Paragraph 13, Purchaser shall be deemed to own the Properties on the closing date and, accordingly, be charged with all expenses and receive all income accruing on or with respect to the closing date.

                 (b) All taxes and assessments, including all unpaid assessments and all assessments payable in installments to the extent such installments are due on or before the closing date, which have become a lien upon the Properties as of the date of closing or which have been confirmed by any public authority at the date of closing and which are due and payable on or before the closing date, shall be paid in full by Seller. Current taxes, to the extent not reimbursed to Seller by Tenants, shall be prorated and adjusted as of the closing date in accordance with the due date basis of the municipality or taxing unit in which the Property is located.

                 (c) All fees charged by the Title Company in connection with the holding of the Deposit in escrow, if any, shall be shared equally by Seller and Purchaser.

                 (d) The state, county and city transfer taxes, if any, that will be payable upon the transfer of title from Seller to Purchaser shall be Seller's obligation and any revenue stamps shall be split evenly between Purchaser and Seller.

                 (e) Purchaser and Seller shall be responsible for their own attorney's fees incurred in connection with the preparation and negotiation of this Agreement and the transaction contemplated hereby.

                 (f) All rent, fees, charges and other income due under the Leases, and any and all other income, profits, or revenue accruing to Seller or the Properties with respect to the Properties for the month, or other applicable period, of the closing date, (the "Income"), and received by Seller on or before the closing date, shall be prorated as of the closing date. Accordingly, at closing Purchaser shall receive a credit equal to the amount of all Income received by Seller with respect to the period on and after the closing date. Any Income due and owing or accruing prior to the closing date but not received by Seller as of the closing date shall not be prorated or adjusted, but rather such Income shall periodically be prorated and adjusted as of the closing date by Purchaser if and when Purchaser receives such Income. Purchaser agrees to use its good faith efforts to collect all such Income. After closing, Seller shall not have the right to pursue, collect or seek any Income from any of Seller's tenants. If, however, Seller receives any such Income, Seller and Purchaser shall promptly pro rate same (without reference to the costs of collection) in accordance with this Agreement. In addition to the foregoing, if any Tenant at the Properties is paying percentage rent at the time of closing or at any time within one year thereafter, and if a portion of the sales on which such percentage rent is based were generated prior to the closing date, then for each such Tenant, the percentage rent paid by such Tenant shall be prorated and adjusted when such percentage rent is received by Purchaser with Purchaser being entitled to an amount equal to such percentage rent multiplied by a fraction, the numerator of which is the number of days the Purchaser owned the Property during the period in which such percentage rent is measured and the denominator of which is 365. Notwithstanding anything to the contrary hereinabove contained, it is understood and agreed by the parties that Seller shall receive a credit at Closing for its prorated portion of all amounts owing from Tenants that are not more than thirty (30) days past due. At the time that said amounts are subsequently collected, the same shall be retained by Purchaser.

                 (g) All costs and expenses of Seller or the Properties with respect to each Property, to the extent not reimbursed by Tenants (the "Expenses"), shall be prorated as of the closing date. To the extent the Expenses can accurately be prorated on the closing date, such Expenses shall be prorated at closing. To the extent such Expenses cannot accurately be prorated on the closing date (e.g., utility charges), such Expenses shall be prorated and adjusted by Purchaser as of the closing date when the actual bills covering the period in which the closing date occurs are received by Purchaser. Seller shall pay its share of such Expenses promptly upon receipt of a statement from Purchaser. Purchaser shall have the right to offset against any Income due Seller Seller's share of such Expenses.

                 (h) Not later than one (1) year after the closing date, Purchaser shall submit to Seller a final statement regarding the proration of Income and Expenses as of the closing date, together with a check in the amount of any sum due to Seller. In the event such final Closing Statement discloses that money is due to Purchaser from Seller, then Seller shall pay same to Purchaser within thirty (30) days after receipt of such final Statement.

                 14.      INDEMNIFICATION.

                 From and after the closing, each party comprising Seller hereby severally covenants to defend, indemnify and hold harmless Purchaser, and all officers, directors, partners, shareholders, agents or employees of Purchaser, together with their respective heirs, executors, administrators, legal representatives, distributees, successors and assigns (collectively, the "Purchaser Group"), against, and pay the Purchaser Group in respect of, any and all costs, expenses, actions, claims, losses, damages or deficiencies including, without limitation, reasonable attorney's fees and disbursements (collectively, "Damages") incurred or suffered by the Purchaser Group which result from (i) any liability or obligation of the respective party comprising Seller arising before the date hereof, or (ii) subject to the terms hereof, the breach of any representation, warranty, agreement or covenant of such Seller or the non-compliance by such Seller with any provision of this Agreement.

                 15.     BROKERAGE COMMISSIONS.

                 Seller and Purchaser each hereby represent to the other that (other than the brokerage commission to be paid by Seller to Cohen & Co.) they have not retained the services of any broker or any other person or entity (except each of their respective legal counsels) in connection with this transaction, and shall indemnify and defend the other party against the claims of any broker claiming to have represented the first party.

                 16.     POSSESSION.

                 At the closing of this transaction, Seller shall deliver and Purchaser shall accept possession of the subject Properties, subject to the rights of all existing tenants and such other matters as are disclosed on the Title Insurance Commitments and as otherwise approved by Purchaser.

                 17.     OPERATION OF OPERATING PROPERTIES.

                 Between the date hereof and the date of the closing of this transaction, each party composing Seller agrees to continue to operate each Property in accordance with its past business practice and standards. In connection with the foregoing, each party comprising Seller agrees to:

                 (a) To the extent of Seller's responsibility with respect thereto under existing Leases, keep each Property and all parts thereof in good repair and condition, including making necessary repairs and replacements and maintaining the same services to the tenants of the Properties, all in accordance with Seller's past practices;

                 (b) To the extent Seller's responsibility with respect thereto under existing Leases, comply with all state and municipal laws, ordinances, regulations and orders or notices of violations relating to the Properties to the extent that Seller has received written notices of the violation of any of the foregoing;

                 (c) Comply with all the terms, conditions and provisions of the Leases, and the Service Contracts, and make all payments due and suffer no default thereunder; and

                 (d) Not to enter (other than in the ordinary course of business) into any new contract or modify any existing contract which cannot be terminated without charge, cost, penalty, or premium on or before the closing without the written approval of Purchaser.

                 In addition to the foregoing, prior to entering into any new leases in excess of 2,000 square feet with respect to any of the Properties, each party comprising Seller agrees to submit to Purchaser for Purchaser's approval, an outline of the general terms and conditions upon which it desires to enter into negotiations with a prospective new tenant. Purchaser shall be deemed to have given its approval of such general terms and conditions if it fails to notify such party comprising Seller, in writing, of Purchaser's disapproval thereof within five
(5) days after Purchaser's receipt of such general terms and conditions. After Purchaser's approval of such general terms and conditions, such party comprising Seller may commence negotiations with such prospective tenant and shall be authorized to execute and deliver a lease with such prospective tenant upon terms and conditions substantially similar to the general terms and conditions approved by Purchaser. Upon the execution and delivery of any such new lease by such party comprising Seller, the same shall automatically be deemed to be included among the Leases, as defined herein, for all purposes under this Agreement. From and after the date hereof, any leasing commissions to be paid by Seller to outside brokers, Joe Farr or parties who are not affiliated with Seller shall be pro rated as of the date of Closing.

                 18.     RISK OF LOSS.

                 In the event any of the Properties are damaged or destroyed in whole or in part by fire or other casualty prior to the date of the closing, Seller agrees to give Purchaser written notice of such damage or destruction as soon as possible thereafter. Purchaser shall have the right within fifteen
(15) days after its receipt of such notice as aforesaid to eliminate such affected Property from this transaction by written notice thereof to Seller, in which event neither party hereto shall have any further liability or obligation with respect to such Property, subject to the provisions of Paragraph 34. In the event Purchaser does not elect to eliminate such Property pursuant to its right to do so as aforesaid, the affected party comprising Seller agrees to deliver to Purchaser at closing either: (a) an assignment of all of such party's right, title and interest in and to all applicable insurance policies relating to such affected Property; or (b) the proceeds of such insurance policies in the event they have been received by such
party comprising Seller.   In either event, any proceeds which have been
applied by such party comprising Seller to the rebuilding of any Property so affected shall be deemed to be a credit against any amounts owing to Purchaser pursuant to the foregoing.

                 19.     DEFAULT.

                 In the event of default by Seller hereunder, Purchaser may, at its option: (a) demand and be entitled to return of the Deposit; or (b) exercise the remedy of specific performance, as its sole remedy.

                 In the event of default by Purchaser hereunder, Seller may demand, and shall be entitled to, retain the Deposit in full termination of this Agreement, the same to be Seller's sole remedy for any breach hereunder by Purchaser.

                 20.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLER.

                 Purchaser hereby acknowledges and agrees that Seller and each party comprising Seller has made no agreements with or representations or warranties to Purchaser, except for those specifically set forth in this Agreement. The representations and warranties of Seller and each party comprising Seller specifically set forth in this Agreement or in any document delivered or to be delivered pursuant hereto shall survive the closing of the transactions contemplated hereby for a period of one (1) year after the date of closing and shall thereafter immediately and automatically expire, except for the representation of both parties set forth in Paragraph 15 hereof which shall survive the closing of the transactions contemplated hereby and shall not expire.

                 21.     ASSIGNMENT.

                 This Agreement may only be assigned by Purchaser to a corporation, partnership, or other entity which is affiliated with Purchaser so long as Purchaser remains primarily liable hereunder. Any such assignee shall deliver to Seller the written agreement of such assignee, in form and substance satisfactory to Seller, pursuant to which such assignee shall agree to assume all of the obligations of Purchaser under this Agreement.

                 22.     NO RECORDING OF AGREEMENT.

                 Neither this Agreement, nor any other document which shall assert an interest of Purchaser in any of the Properties shall be recorded in the public records of any jurisdiction in which any of the Properties are located. Violation of the foregoing provision by Purchaser shall, at Seller's election, render this Agreement null and void ab initio, and shall entitle Seller to retain the Deposit as liquidated damages hereunder, in which event neither party shall have any further liability or obligation hereunder. Purchaser acknowledges that Seller shall have the right to record an affidavit(s) confirming its election to render this Agreement null and void ab initio, which affidavit(s) shall negate and render ineffective any document previously recorded by Purchaser and that subsequent parties shall have the right to rely on such affidavit(s).

                 23.     DEPOSIT.

                 Simultaneously with the execution hereof, Purchaser, as evidence of its good faith, agrees to submit the sum of Two Hundred Thousand and 00/100ths Dollars ($200,000.00) as a Deposit hereunder, which Deposit shall be held in escrow by the Title Company. Upon completion of the Inspection Period and a decision by Purchaser to consummate this transaction, Purchaser shall deposit the additional sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) with the Title Company, (which sum, together with the earlier deposit, shall herein collectively be referred to as the "Deposit"). The aforesaid Deposit shall be returned to Purchaser upon the completion of the closing of this transaction or otherwise pursuant to the provisions hereof.
The aforesaid Deposit shall be delivered to Seller in the event of any default by Purchaser hereunder or as otherwise provided herein. The Title Company shall deliver the Deposit to the party entitled to same upon receipt of a written notice from both parties indicating which party is entitled to receive such Deposit pursuant to the terms of this Agreement.

                 24.     METHOD OF PAYMENT.

                 All payments from Purchaser to Seller hereunder shall be paid in immediately available funds in the form of cash, certified check, bank cashier's check or wire transfer of federal funds, as requested.

                 25.     USE OF WORDS.

                 As used herein, the singular shall include the plural, and vice versa, and the use of any gender shall include all genders.

                 26.     NOTICE.

                 Any notice or other communication required or desired to be given hereunder shall be deemed to have been sufficiently given for all purposes if: (a) delivered personally to the party to whom the same is directed; or (b) sent by registered or certified mail, postage and charges prepaid, return receipt requested, addressed to the party to whom the same is directed; or (c) sent by a recognized national overnight delivery service addressed to the party to whom the same is directed, at the address of such party as follows:

                 If to Seller, to:

                          Jay D. Stein
                          Sandor Development Company
                          2220 N. Meridian Street
                          Indianapolis, IN  46208-5728

                 with a copy sent simultaneously to:

                          David N. Eskenazi
                          Sandor Development Company
                          2220 N. Meridian Street
                          Indianapolis, IN  46208-5728

                 If to Purchaser, to:

                          Malan Realty Investors, Inc.
                          30200 Telegraph Road
                          Suite 105
                          Birmingham, MI   48025-4503
                          Attn:  Mr. Michael K. Kaline, Vice President

                 with a copy sent simultaneously to:

                          Laurence E. Winokur, Esq.
                          Miro Weiner & Kramer, P.C.
                          500 N. Woodward Avenue
                          Suite 100
                          Bloomfield Hills, MI   48304-0908.

                 Any notice which is served personally shall be deemed to be given on the date on which the same is actually served, and any notice which is sent by mail or by overnight delivery service shall be deemed given on the earlier of: (y) the date on which the same is actually received; or (z) the date two (2) days after the same is deposited in a regularly maintained receptacle for the deposit of United States mail or delivered to the overnight delivery service. Any party may change its address for purposes of this Agreement by giving the other parties notice thereof in the manner hereinbefore provided for the giving of notices.

                 27.     GOVERNING LAW.

                 This Agreement shall be interpreted under and governed by the laws of the State of Michigan.

                 28.     ENTIRE AGREEMENT.

                 This Agreement may be amended or modified only by the written agreement of all of the parties hereto and the same constitutes the entire agreement between the parties hereto relating to the subject matter hereof and all prior negotiations are hereby merged herein.

                 29.     CAPTIONS.

                 All titles and captions contained in this Agreement and in the Index are for reference purposes only and shall not be deemed to have any substantive effect.

                 30.     NO PRESUMPTION REGARDING DRAFTING.

                 It is acknowledged that the substance and form of this Agreement have been fully reviewed and negotiated by the parties hereto and approved as to form by their respective counsel. It is further acknowledged and agreed that no presumption shall exist against either party hereto by virtue of this Agreement being considered to have been drafted by counsel for either party thereto, the drafting of this Agreement being the joint effort of the parties hereto and their respective counsel.

                 31.     BINDING EFFECT AND BENEFITS.

                 The terms and conditions of this Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective heirs, representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities.

                 32.     TIME.

                 Time is of the essence with respect to this Agreement.

                 33.     COUNTERPARTS.

                 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one in the same instrument.

                 34.     SEPARATION OF INDIVIDUAL PROPERTIES.

                 In the event Purchaser elects to eliminate one or more Properties containing at least 20,000 or more square feet from the purchase contemplated hereby or terminates this Agreement with regard thereto pursuant to Paragraphs 3, 6, 7, or 18 above, Seller shall have the right to terminate this contract in its entirety, in which event neither party shall have any future rights or obligations hereunder and the Deposit shall be returned to Purchaser. In such event, Purchaser shall then have seven (7) days to reinstate this Agreement and the Deposit and proceed to closing, waiving such condition or defect with regard to said individual Property or Properties, purchasing all Properties hereunder.

                 35.     1031 EXCHANGE.

                 Seller hereunder desires to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, fee title in the Property. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg 1.1031(k) - 1((g)(4) on or before the Closing Date.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Sale and Purchase as of the day and year first above written.

WITNESSES:

___________________________________     BY:____________________________________

___________________________________     ITS:___________________________________


                                        ON BEHALF OF AND AS AUTHORIZED AGENT
                                        FOR THOSE ENTITIES LISTED ON
                                        EXHIBIT "A", ATTACHED HERETO AND MADE
                                        A PART HEREOF

                                                                       "SELLER"


                                        MALAN REALTY INVESTORS, INC.,
                                        A MICHIGAN CORPORATION

___________________________________     BY:  __________________________________
                                             MICHAEL K. KALINE

___________________________________     ITS: VICE PRESIDENT
                                                                    "PURCHASER"

                                  EXHIBIT "A"

                   ENTITIES COMPRISING SELLER AND PROPERTIES


    Location                                                   Owner
    --------                                                   -----
Benton Harbor, Michigan                                 Benton Harbor Realty LLC
Chanute, Kansas                                         Chanute Realty LLC
Champaign, Illinois                                     Champaign Realty LLC
Crawfordsville, Indiana                                 Crawfordsville Realty LLC
                                                          Sedd Realty Company
Decatur, Illinois                                       Sedd-J Realty Company
Decatur, Indiana                                        Decatur Realty LLC
El Dorado, Kansas                                       El Dorado Realty LLC
Huntington, Indiana                                     Huntington Realty LLC
Jacksonville, Illinois                                  Jacksonville Realty LLC
Little Falls, Minnesota                                 Little Falls Realty LLC
Mansfield, Ohio                                         Sedd-J Realty Company
Owosso, Michigan                                        Sedd-J Realty Company
Sturgis, Michigan                                       Sedd-J Realty Company

                                  EXHIBIT "B"
                                     LEASES

                                  EXHIBIT "C"
                          VIOLATIONS AND CONDEMNATIONS

         1. With regard to Sedd Realty Company and Crawfordsville Realty LLC (collectively the "Crawfordsville Entities"), Purchaser acknowledges and Seller discloses that the Crawfordsville Entities disclose that they have had meetings with certain public officials of the City of Crawfordsville, the Indiana Department of Transportation and adjacent landowners as to the possibility of installing a traffic signal in front of the Shopping Center, for which some contribution would be expected of the Crawfordsville Entities or their successor.

         2. With reference to Article 12, Paragraph (b)(ix), Seller discloses and Purchaser acknowledges that the Crawfordsville Entities has made a verbal commitment to Ameritech for the expansion of its existing easement to include an additional area of 80' x 30', which area is currently covered by grass. Ameritech plans to place a 3' x 4' x 5' phone box and surround said area with shrubs. The easement agreement is scheduled to be finalized the week of April 30, 1998.

         3. There is a proposed special assessment in Berrien Township, Benton Harbor, Michigan for the widening of Mall Drive which affects Benton Harbor Realty LLC. To the best of Seller's knowledge, the anticipated cost related to the Property is an annual amount less than Seven Hundred Fifty Dollars ($750.00) which Seller believes would pass through to tenants.

                                  EXHIBIT "D"
                               SERVICE CONTRACTS

                                  EXHIBIT "E"
                        PURCHASE PRICE FOR EACH PROPERTY

     Location                                                   Purchase Price
     --------                                                   --------------
Benton Harbor, Michigan                                         $1,433,000.00
Chanute, Kansas                                                 $1,237,000.00
Champaign, Illinois                                             $1,097,000.00
Crawfordsville, Indiana                                         $1,995,000.00
Decatur, Illinois                                               $4,230,000.00
Decatur, Indiana                                                $2,962,000.00
El Dorado, Kansas                                               $1,526,000.00
Huntington, Indiana                                             $1,155,000.00
Jacksonville, Illinois                                          $4,856,000.00
Little Falls, Minnesota                                         $  957,000.00
Mansfield, Ohio                                                 $5,745,000.00
Owosso, Michigan                                                $5,287,000.00
Sturgis, Michigan                                               $1,220,000.00

                                  EXHIBIT "F"
                               DESIGNATED TENANTS

Maurices
Fashion Bug
Dollar Tree
On Cue Records
Rentway
Famous Footwear
GNC
Toyworks
JoAnn Fabrics
Petcare
Sally Beauty Supply
Play It Again Sports
Samuel Music

                                  EXHIBIT "G"
                          TENANT ESTOPPEL CERTIFICATE
                    (To be transcribed on tenant letterhead)

                                              ____________________________, 1998

Malan Realty Investors, Inc.
30200 Telegraph Road
Suite 105
Birmingham, Michigan  48025-4503


              Re:   __________________________________
                    __________________________________
                    (the "Shopping Center")

Gentlemen:

              The undersigned hereby certifies to you and your successors and assigns that:

              1. The undersigned is the Tenant under that certain lease, dated __________________, 19_____, between _______________________________, as
Landlord, and the undersigned, as Tenant, covering those certain premises (the "Premises") located in the Shopping Center, as is more particularly described in such lease.

              2. Such lease is the only lease or agreement between the undersigned and the Landlord affecting the Premises or the development in which the Premises are located (the "Development") and such lease has not been assigned, modified, changed, altered or amended in any respect, except as follows (as so assigned, modified, changed, altered or amended, the "Lease"):
___________________________________________________________.

              3. The undersigned has accepted possession of and now occupies the Premises and is open for business with the general public; the lease term commenced on __________________________ and expires on ______________________;
and there are no renewal options.

              4. All rent, common area maintenance charges, taxes and other payments due under the Lease have been paid to and including ___________, 19__; there has been no prepayment of rent, common area maintenance charges, taxes and other payments; and the current minimum rent being paid under the Lease is $_______________ per annum.

              5. The Lease is in full force and effect and constitutes a legally valid instrument, binding and enforceable against the undersigned in accordance with its terms. As of the date

_____________________________________
_______________________________, 1998
Page Two

hereof, the undersigned is entitled to no credit, offset or deduction in rent or other charges due thereunder, including, without limitation, any recapture of percentage rent.

              6. Neither Tenant nor Landlord is in default in any manner in the performance of any of the terms, covenants or provisions of the Lease, nor does any event or circumstance exist which, with the giving of notice or the passage of time, or both, would result in a default under the Lease, on the part of Tenant or Landlord.

              7.    The undersigned has no right to terminate the Lease.

              8. No security has been deposited with Landlord under the Lease, except as follows: ___________________________________________________.


              The undersigned agrees that this letter shall inure to the benefit of and is being relied upon by you and your lenders, mortgagees, successors and assigns.

                                        Very truly yours,

                                        ________________________________________
                                        a_______________________________________

                                        By:_____________________________________

                                        Its:____________________________________

                                                                        "Tenant"